April 22, 2010

Emerald Acquisition Corporation
No. 48 South Qingshui Road
Laiyang City, Shandong 265200
People’s Republic of China

Re:	Registration Statement on Form S-1 (SEC File No. 333-163278)
Registration for Sale of (1) up to 2,875,000 Ordinary Shares; and (2) Resale of 5,670,339 Ordinary Shares and of 2,920,232 Ordinary Shares underlying Warrants by selling stockholders

Gentlemen:

We have acted as counsel for Emerald Acquisition Corporation, a Cayman Islands corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-163278) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registration for (A) the public offering of up to 2,875,000 ordinary shares (the “IPO Shares”), $0.001 par value per share (the “Ordinary Shares”), and (B) the resale of an aggregate of 5,670,339 of our ordinary shares and 2,920,232 of our ordinary shares issuable upon the exercise of warrants (the “Resale Shares”) which may be sold by the selling stockholders listed in the Resale Prospectus from time to time. As used in this opinion letter, the term “IPO Prospectus” refers to the Public Offering Prospectus as defined in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act, the term “Resale Prospectus” refers to the Resale Prospectus as defined in the Registration Statement and included in the Registration Statement at the Effective Time and the term “Effective Time” means  the date and the time as of which the Registration Statement is declared effective by the Commission.

The IPO Securities consist of the following:

(i)          2,500,000 Ordinary Shares to be sold by the Company in the public offering under the Registration Statement and IPO Prospectus; and

(ii)        up to 375,000 Ordinary Shares  issuable by the Company upon exercise of an over-allotment option of the underwriters named in the IPO Prospectus;

The Resale Shares consist of the following:

(iii)        5,670,339 Ordinary Shares which were originally issued in a private placement completed on November 2, 2009 which are included in the Registration Statement and Resale Prospectus; and

(iv)        2,835,177 ordinary shares underlying the Investor Warrants at an Exercise Price of $6.00 per share held by certain of the investors and 85,055 ordinary shares underlying Agent Warrants issued to Rodman & Ranshaw, LLC, its employees and other persons acting on its behalf, which are included in the Registration Statement and Resale Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the IPO Securities and Resale Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificates from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed that the Company does not in the future issue so many Ordinary Shares that there are insufficient remaining authorized but unissued Ordinary Shares for the exercise of the warrants referred to in paragraph (iv) above.  We have not verified any of those assumptions.

Our opinions set forth below are limited to the laws of the Cayman Islands.  We are not licensed to practice law in the Cayman Islands. Our opinions are based solely on a review of the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting the laws of the Cayman Islands.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.  The opinions set forth below are rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that:

1.           (a) 2,500,000 of the IPO Shares referred to in paragraph (i) above, and

(b) 375,000 of the IPO Shares referred to in paragraph (ii) above,

have been duly authorized and when issued and paid for as described in the Registration Statement and IPO Prospectus, will be, validly issued, fully paid and non-assessable.

2.            5,670,339 of the Resale Shares referred to in paragraph (iii) above are duly authorized, validly issued, fully paid and non-assessable.

3.            2,920,232 of the Resale Shares referred to in paragraph (iv) above have been duly authorized and when issued and paid for in accordance with the terms and conditions of the warrants applicable thereto will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related IPO Prospectus and Resale Prospectus.  In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the IPO Prospectus or Resale Prospectus within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel:  (732) 409-1212  (732) 409-1212 Fax: (732) 577-1188